Exhibit 10.10

THIRD AMENDING AGREEMENT

TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDING AGREEMENT is dated as of the 19th day of December, 2003

AMONG:

POPE & TALBOT LTD., a company formed by amalgamation under the laws of the Province of British Columbia

(“Pope & Talbot Canada”)

OF THE FIRST PART

AND:

P&T FUNDING LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia

(the “Limited Partnership”)

OF THE SECOND PART

AND:

MACKENZIE PULP LAND LTD., a company formed by incorporation under the laws of the Province of British Columbia

(the “Land Trustee”)

OF THE THIRD PART

AND:

EACH OF THE LENDERS PARTY TO THE CREDIT AGREEMENT

(collectively, the “Lenders”)

OF THE FOURTH PART

AND:

THE TORONTO-DOMINION BANK

(the “Administration Agent”)

OF THE FIFTH PART

WHEREAS:

A. Pope & Talbot Canada and the Limited Partnership, as Borrowers, the Land Trustee, as Guarantor, the Lenders and the Administration Agent entered into an Amended and Restated Credit Agreement dated as of June 6, 2003, as amended by the First Amending Agreement to Amended and Restated Credit Agreement dated as of July 23, 2003 and by the Second Amending Agreement to Amended and Restated Credit Agreement dated October 30, 2003 (as so amended, the “Credit Agreement”);

B. It is proposed that Pope & Talbot Canada will amalgamate (the “Amalgamation”) with its sole shareholder, Pope & Talbot Nova Scotia Company (“PTNSC”) on January 1, 2004 (the “Amalgamation Date”) to form a limited liability company under the laws of the Province of Nova Scotia (“New Pope & Talbot Canada”), with New Pope & Talbot Canada to be subsequently continued out of Nova Scotia as a federal corporation;

C. It is also proposed that, pursuant to a series of transactions to take place after the Amalgamation:

(i)	P&T Finance Two Limited Partnership (“Finance LP”), an Affiliate of Pope & Talbot US, will be formed as a limited partnership under the laws of the Province of British Columbia; and

(ii)	New Pope & Talbot Canada will become indebted to Finance LP in the initial amount of $23,000,000, which amount may increase or decrease from time to time as amounts are repaid, additional amounts advanced and interest accrues, all in compliance with any restrictions set out in the Credit Agreement (the “Finance LP Loan”); and

D. The Borrowers have requested and the Lenders have agreed to consent to the Amalgamation and to effect certain amendments to the Credit Agreement in connection with the establishment of the Finance LP Loan, all as set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that, for good and valuable consideration (the receipt and sufficiency of which are acknowledged by all parties), the parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement (including the recitals) shall have the meanings ascribed to them in the Credit Agreement.

ARTICLE 2

AMALGAMATION OF POPE & TALBOT CANADA

2.1 Consent to Amalgamation

The Lenders hereby consent to the amalgamation of Pope & Talbot Canada with PTNSC as of the Amalgamation Date.

2.2 Amendment of Credit Agreement

Subject to Section 2.3 of this Agreement, without the need for any further document to be executed or action to be taken by any of the Borrowers, the Guarantor, the Lenders or the

Administration Agent, the following amendments to the Credit Agreement shall become effective as of the Amalgamation Date:

(a)	A new definition of “Amalco Confirmation” is added as Section 1.1(i.1) of the Credit Agreement as follows:

“(i.1)	“Amalco Confirmation” means the instrument executed and delivered by Pope & Talbot Canada confirming that it is bound by and will observe and perform the obligations of Pope & Talbot Ltd., its predecessor by amalgamation, under this Agreement and the other Credit Facility Documents substantially in the form attached as Schedule 9.”

(b)	The definition of “Pope & Talbot Canada” in Section 1.1(di) of the Credit Agreement shall be amended by deleting “a company amalgamated under the Company Act (British Columbia), and its successors” and substituting therefor “a limited liability company formed on January 1, 2004 by the amalgamation of Pope & Talbot Ltd. and Pope & Talbot Nova Scotia Company under the laws of the Province of Nova Scotia, and its successors”.

(c)	The definition of “Security Documents” in Section 1.1(dw) of the Credit Agreement is amended by deleting “and” from the end of paragraph (viii), renumbering the existing paragraph (ix) as paragraph (x), and adding the following as new paragraph (ix):

“(ix)	the Amalco Confirmation; and”

(d)	Section 1.4 of the Credit Agreement is amended by adding the following to the end thereof:

“Schedule 9    -             Amalco Confirmation”

(e)	Schedule 9 attached hereto is added as a new Schedule to the Credit Agreement.

2.3 Completion of Amalgamation

Pope & Talbot Canada covenants and agrees that it will not proceed with the Amalgamation unless it has delivered to the Administration Agent, on or before the Amalgamation Date, a certificate of an Authorized Officer of each of the Borrowers, in form and content satisfactory to the Lenders, confirming that:

(a)	all of the representations and warranties of the Borrowers contained in the Credit Agreement are true and correct immediately prior to the Amalgamation Date with the same force and effect as if made immediately prior to the Amalgamation Date (except to the extent that such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date), and that, except as contemplated by this Agreement, completion of the Amalgamation will not result in any of such representations and warranties ceasing to be true and correct;

(b)	no event has occurred and is continuing which constitutes a Default or an Event of Default, or would result from the completion of the Amalgamation; and

(c)	all necessary consents or approvals of third parties to the completion of the Amalgamation have been received.

2.4 Conditions to Continuance of Borrowings following Amalgamation

Pope & Talbot Canada further covenants and agrees that the continuance of any Borrowing under the Credit Agreement from and after the Amalgamation Date shall be subject to the execution and delivery of the following documents, in form and content satisfactory to the Lenders, to the Administration Agent forthwith following the completion of the Amalgamation on the Amalgamation Date:

(a)	a confirmation (the “Amalco Confirmation”) under which New Pope & Talbot Canada confirms to the Lenders and the Administration Agent that:

(i)	New Pope & Talbot Canada shall be liable for all of the liabilities and obligations of Pope & Talbot Canada under the Credit Agreement and the other Credit Facility Documents to which Pope & Talbot Canada was a party all as if New Pope & Talbot Canada had been the party originally executing the Credit Agreement and such other Credit Facility Documents; and

(ii)	the Security Documents executed by Pope & Talbot Canada shall be held by the Administration Agent, on behalf of the Lenders, as continuing collateral security for the obligations, indebtedness and liabilities of New Pope & Talbot Canada under the Credit Agreement;

(b)	a certificate of an Authorized Officer of New Pope & Talbot Canada confirming that all of the representations and warranties of Pope & Talbot Canada contained in the Credit Agreement are true and correct as of the Amalgamation Date with the same force and effect as if made by New Pope & Talbot Canada on the Amalgamation Date (except to the extent that such representations and warranties specifically relate to an earlier date);

(c)	copies certified by the Secretary or an Assistant Secretary of New Pope & Talbot Canada of its charter documents, resolutions of its board of directors approving the Amalco Confirmation, and all documents evidencing any other necessary corporate action of it with respect to the Amalco Confirmation;

(d)	a certificate of the Secretary or an Assistant Secretary of New Pope & Talbot Canada certifying the names and true signatures of its officers authorized to sign the Amalco Confirmation;

(e)	a certificate of amalgamation for New Pope & Talbot Canada issued by appropriate government officials of the Province of Nova Scotia; and

(f)	a favourable opinion of counsel for New Pope & Talbot Canada as to the following matters:

(i)	the due amalgamation and valid corporate existence of New Pope & Talbot Canada;

(ii)	the corporate power and capacity of New Pope & Talbot Canada, to execute, deliver and comply with the terms of the Amalco Confirmation;

(iii)	the due authorization, execution and delivery of the Amalco Confirmation and its enforceability against New Pope & Talbot Canada; and

(iv)	such other matters as the Lenders may reasonably request.

ARTICLE 3

ESTABLISHMENT OF FINANCE LP

3.1 Amendment of Credit Agreement

Without the need for any further document to be executed or action to be taken by any of the Borrowers, the Guarantor, the Lenders or the Administration Agent, the following amendments to the Credit Agreement shall become effective as of the date (the “Effective Date”) of the satisfaction of the conditions precedent set out in Section 3.2:

(a)	The definition of “Credit Facility Documents” in Section 1.1(an) of the Credit Agreement is amended by:

(i)	inserting “, the Finance LP Distribution Agreement” after “Postponement Agreements” in the second line thereof;

(ii)	deleting “Mackenzie Pulp,” in the fourth line thereof;

(iii)	deleting “or” before Pope & Talbot US in the fourth line thereof and substituting therefore “,”; and

(iv)	inserting “Finance LP, Finance One LP or Penn Timber” after Pope & Talbot US in the last line thereof.

(b)	New definitions of “Finance LP”, “Finance LP Distribution Agreement”, “Finance LP Guarantee”, “Finance LP Security Agreement” and “Finance One LP” are added as Sections 1.1(ba.1), (ba.2), (ba.3), (ba.4) and (ba.5) of the Credit Agreement as follows:

“(ba.1)	“Finance LP” means P&T Finance Two Limited Partnership, a limited partnership formed under the Partnership Act (British Columbia), and its successors.

(ba.2)	“Finance LP Distribution Agreement” means an agreement among the Administration Agent, Finance LP, Finance One LP and Penn Timber substantially in the form attached as Schedule 12.

(ba.3)	“Finance LP Guarantee” means the guarantee granted by Finance LP in favour of the Administration Agent and the Lenders substantially in the form attached as Schedule 10.

(ba.4)	“Finance LP Security Agreement” means a security agreement executed by Finance LP in favour of the Administration Agent on behalf of the Lenders substantially in the form attached as Schedule 11.

(ba.5)	“Finance One LP” means P&T Finance One Limited Partnership, a limited partnership formed under the Partnership Act (British Columbia), and its successors.

(c)	The definition of “Funded Debt” in Section 1.1(bc) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(bc)	“Funded Debt” means, without duplication, all Indebtedness of Pope & Talbot Canada, its Subsidiaries and Finance LP, on a combined basis (excluding (i) Indebtedness described in paragraph (v) of the definition thereof, and (ii) the first Cdn.$20,000,000 of reforestation Obligations), provided that, in the case of Indebtedness under Treasury Contracts, an amount shall be included in respect thereof only to the extent such amount represents the net obligation of Pope & Talbot Canada or a Subsidiary thereof under a terminated Treasury Contract.”

(d)	The definition of “Guarantors” in Section 1.1(bj) of the Credit Agreement is amended by inserting “Finance LP” as a new paragraph (ii) and renumbering existing paragraphs (ii) and (iii) accordingly.

(e)	The definition of “Net Income” in Section 1.1(cm) of the Credit Agreement is deleted and replaced with the following:

“(cm)	“Net Income” means, for any particular period, the net income of Pope & Talbot Canada, its Subsidiaries and Finance LP for such period, determined on a combined basis; provided that Net Income shall not include:

(i)	any loss, writedown, gain or other amount classified as an unusual or extraordinary item in accordance with GAAP;

(ii)	any portion of the net income or loss of any person:

(A)	other than Finance LP, that is not a Subsidiary of Pope & Talbot Canada (other than cash amounts actually received by Pope & Talbot Canada or a wholly-owned Subsidiary of Pope & Talbot Canada); or

(B)	that is a Subsidiary of the Limited Partnership; or

(iii)	any gain or loss on the disposition of fixed assets or any income or loss attributable to discontinued operations.”

(f)	The definition of “Net Worth” in Section 1.1(cn) of the Credit Agreement is deleted and replaced with the following:

“(cn)	“Net Worth” means at any time the net worth of Pope & Talbot Canada, its Subsidiaries (excluding any Subsidiaries of the Limited Partnership) and Finance LP, on a combined basis, consisting of capital stock, contributed surplus and retained earnings (or, in the case of the Limited Partnership and Finance LP, contributed capital and retained earnings) and including the Obligations of Pope & Talbot Canada under the Pope & Talbot Canada Financing Agreement (provided that such Obligations do not constitute Indebtedness of Pope & Talbot Canada at such time), less any amounts in respect of intangibles.”

(g)	A new definition of “Penn Timber” is added as Section 1.1(df.1) of the Credit Agreement as follows:

“(df.1)	“Penn Timber” means Penn Timber, Inc., a corporation incorporated under the laws of the State of Oregon, and its successors.”

(h)	The definition of “Security Documents” in Section 1.1(dw) of the Credit Agreement is amended (following the completion of the amendment thereto contemplated under Section 2.2(c) hereof) by deleting “and” from the end of paragraph (ix), renumbering the existing paragraph (x) as paragraph (xi), and adding the following as new paragraph (x):

“(x)	the Finance LP Security Agreement; and”

(i)	Section 1.4 of the Credit Agreement is amended by adding the following to the end thereof:

“Schedule 10   -        Finance LP Guarantee

Schedule 11     -        Finance LP Security Agreement

Schedule 12     -        Finance LP Distribution Agreement”

(j)	Section 7.1(k) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(k)	Financial Statements. All financial statements of the Borrowers and Finance LP subsequently delivered to the Lenders pursuant to this Agreement (including in each case any related schedules and notes) will have been prepared in accordance with GAAP consistently applied through the period involved (except only for the combined statements delivered pursuant to Sections 8.1(n)(ii) and (iv), in which case the statements being combined shall each have been prepared in accordance with GAAP consistently applied through the period involved), and will in all cases fairly present:

(i)	on a consolidated basis the financial position of Pope & Talbot Canada and its Subsidiaries (including without limitation the Limited Partnership);

(ii)	on an unconsolidated basis the financial position of each of the Limited Partnership and Finance LP; and

(iii)	on a combined basis, as described in Sections 8.1(n)(ii) and (iv), the financial position of Pope & Talbot Canada, its Subsidiaries and Finance LP,

as of the respective dates of such financial statements and the results of their operations for the respective periods covered by such financial statements.”

(k)	Section 8.1(n) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(n)	Financial Statements. The Borrowers shall furnish to the Administration Agent, for delivery to the Lenders:

(i)	as soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers, copies of:

(A)	a consolidated balance sheet of Pope & Talbot Canada;

(B)	an unconsolidated balance sheet of the Limited Partnership;

(C)	an unconsolidated balance sheet of Finance LP; and

(D)	the notes to the consolidated financial statements of Pope & Talbot Canada,

as of the end of such fiscal year and the related statements of income and retained earnings and statement of cash flow for such fiscal year, all prepared without audit, in accordance with GAAP and stating in comparative form the respective figures as of the end of and for the previous fiscal year, and certified by the chief financial officer of Pope & Talbot Canada, in its own capacity and as the General Partner, and by the chief financial officer of the general partner of Finance LP, respectively, as applicable, as presenting fairly, in all material respects, the financial position of Pope & Talbot Canada, the Limited Partnership and Finance LP, respectively, as of the end of such fiscal year and the results of operations and changes in financial position for such fiscal year in accordance with GAAP consistently applied;

(ii)	as soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers, copies of a balance sheet combining a consolidated balance sheet of Pope & Talbot Canada (prepared without audit, in accordance with GAAP) and an unconsolidated balance sheet of Finance LP (prepared without audit, in accordance with GAAP) as of the end of such fiscal year and the related combined statements of income and retained earnings and combined statement of cash flow for such fiscal year, and stating in comparative form the respective figures as of the end of and for the previous fiscal year, and certified by the chief financial officer of Pope & Talbot Canada, in its own capacity and as the General Partner, and by the chief financial officer of the general partner of Finance LP, respectively, as applicable, as presenting fairly, in all material respects, the combined financial position of Pope & Talbot Canada, the Limited Partnership and Finance LP as of the end of such fiscal year and the results of operations and changes in financial position for such fiscal year;

(iii)	as soon as available and in any event within 60 days after the end of each of the quarterly fiscal periods in each fiscal year of the Borrowers, copies of:

(A)	a consolidated balance sheet of Pope & Talbot Canada;

(B)	an unconsolidated balance sheet of the Limited Partnership; and

(C)	an unconsolidated balance sheet of Finance LP,

as of the end of such period and the related statements of income and retained earnings and statement of cash flow for the portion of the fiscal year ended with the last day of such quarterly fiscal period, all prepared without audit, in accordance with GAAP and stating in comparative form the respective figures as of the end of and for the corresponding period in the previous fiscal year, and certified by the chief financial officer of Pope & Talbot Canada, in its own capacity and as the General Partner, and by the chief financial officer of the general partner of Finance LP, respectively, as applicable, as presenting fairly, in all material respects, the financial position of Pope & Talbot Canada, the Limited Partnership and Finance LP as of the end of such period and the results of operations and changes in financial position for such period in accordance with GAAP consistently applied; and

(iv)	as soon as available and in any event within 60 days after the end of each of the quarterly fiscal periods in each fiscal year of the Borrowers, copies of a balance sheet combining a consolidated balance sheet of Pope & Talbot Canada (prepared without audit, in accordance with GAAP) and an unconsolidated balance sheet of the Finance LP (prepared without audit, in accordance with GAAP) as of the end of such period and the related combined statements of income and retained earnings and combined statement of cash flow for the portion of the fiscal year ended with the last day of such quarterly fiscal period, and stating in comparative form the respective figures as of the end of and for the corresponding period in the previous fiscal year, and certified by the chief financial officer of Pope & Talbot Canada, in its own capacity and as the General Partner, and by the chief financial officer of the general partner of Finance LP, respectively, as applicable, as presenting fairly, in all material respects, the combined financial position of Pope & Talbot Canada, the Limited Partnership and Finance LP as of the end of such period and the results of operations and changes in financial position for such period.”

(l)	Section 8.1(x) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(x)	Funded Debt Ratio. The Borrowers shall ensure that the ratio of Funded Debt to Total Capitalization as at each fiscal quarter end of the Borrowers, calculated on the basis of the combined balance sheet prepared and delivered in accordance with Section 8.1(n)(ii) or (iv), as the case may be, shall not exceed 0.5 to 1.”

(m)	Section 8.1(y) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(y)	Normalized EBITDA to Interest Ratio. For so long as any amount remains outstanding under the Acquisition Facility, and from and after the Conversion Date in respect of the Operating Facility, the Borrowers shall ensure that as at each fiscal quarter end of the Borrowers the ratio of Normalized EBITDA to Interest Expense for the four fiscal quarters then ended, calculated on the basis of the combined statements prepared and delivered in accordance with Section 8.1(n)(ii) or (iv), as the case may be, shall not be less than 2 to 1.”

(n)	Section 12.1(n) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(n)	Unenforceable Obligation. Any material obligation or other provision of either of the Borrowers, any Material Subsidiary, the Trust, Pope & Talbot US, Finance LP, Finance One LP or Penn Timber in any of the Credit Facility Documents terminates or ceases to be or is declared by a court of competent jurisdiction not to be a legally binding or enforceable obligation of such Borrower, such Material Subsidiary, the Trust, Pope & Talbot US, Finance LP, Finance One LP or Penn Timber, as the case may be;”

(o)	Schedules 10, 11 and 12 attached hereto are added as new Schedules to the Credit Agreement.

3.2 Conditions to Effectiveness of Amendments

The amendments to the Credit Agreement set forth in Section 3.1 of this Agreement shall not become effective until the fulfilment of the following conditions, to the satisfaction of the Lenders:

(a)	the Finance LP Guarantee, the Finance LP Security Agreement and the Finance LP Distribution Agreement (collectively, the “Finance LP Documents”) shall have been executed and delivered to the Administration Agent by Finance LP, and, as applicable, Finance One LP and Penn Timber, and all registrations, filings and recordings necessary or desirable to preserve, protect or perfect the enforceability of the security created by the Finance LP Security Agreement shall have been completed;

(b)	the Lenders shall have received a certificate of an Authorized Officer of each of the Borrowers confirming that:

(i)	all of the representations and warranties of the Borrowers contained in the Credit Agreement are true and correct immediately prior to the Effective Date with the same force and effect as if made immediately prior to the Effective Date (except to the extent that such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date); and

(ii)	no event has occurred and is continuing which constitutes a Default or an Event of Default; and

(c)	copies certified by the Secretary or an Assistant Secretary of Penn Timber, as the general partner of each of Finance LP and Finance One LP, and in its own right, of Finance LP’s limited partnership agreement and its certificate of limited partnership, resolutions of the board of directors of Penn Timber, as the general partner of Finance LP and Finance One LP and in its own right, approving the Finance LP Documents to which each is a party, and all documents evidencing any other necessary partnership action of Finance LP or Finance One LP, or corporate action of Penn Timber, with respect to the Finance LP Documents;

(d)	a certificate of the Secretary or an Assistant Secretary of Penn Timber, as the general partner of each of Finance LP and Finance One LP, and in its own right, certifying the names and true signatures of its officers authorized to sign the Finance LP Documents for and on behalf of each of Finance LP, Finance One LP and Penn Timber;

(e)	a certificate of good standing or like certificate of each of Finance LP, Finance One LP and Penn Timber, issued by appropriate government officials of the jurisdiction of its formation or incorporation, as the case may be;

(f)	a favourable opinion of counsel for each of Finance LP, Finance One LP and Penn Timber as to the following matters:

(i)	the due formation and valid existence of Finance LP and Finance One LP, and the due incorporation and valid corporate existence of Penn Timber;

(ii)	the partnership power and capacity of Finance LP and Finance One LP, and the corporate power and capacity of Penn Timber, to execute, deliver and comply with the terms of the Finance LP Documents to which each is a party;

(iii)	the due authorization, execution and delivery of the Finance LP Documents and their enforceability against Finance LP, Finance One LP and Penn Timber, as applicable; and

(iv)	such other matters as the Lenders may reasonably request; and

(g)	such other documents as the Lenders may reasonably request.

ARTICLE 4

CONSENTS, REPRESENTATIONS AND WARRANTIES

4.1 Guarantors’ Consent.

Each of the Borrowers and the Guarantor hereby:

(a)	consents to the amendment to the Credit Agreement effected pursuant to this Agreement;

(b)	confirms that its guarantee obligations pursuant to Article 10 of the Credit Agreement (the “Guarantee”) remain in full force and effect, and shall include any modifications to the obligations of the Borrowers effected pursuant to this Agreement; and

(c)	acknowledges and agrees that, notwithstanding its execution of this Agreement, the Credit Agreement (as amended by this Agreement) may, as provided in Section 10.2 of the Credit Agreement, be further amended without its consent and without diminishing its liability under its respective Guarantee (including any liability arising from such further amendments).

4.2 Representations and Warranties of Borrowers and Guarantor.

To induce the Lenders to execute and deliver this Agreement, each of the Borrowers and the Guarantor represents and warrants to the Lenders (which representations shall survive the execution and delivery of this Agreement, and each of which shall be deemed to be a representation for purposes of Section 12.1(e) of the Credit Agreement) that:

(a)	this Agreement has been duly authorized, executed and delivered by each Borrower and the Guarantor and constitutes a legal, valid and binding obligation, contract and agreement of each Borrower and the Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)	the execution, delivery and performance by each Borrower and the Guarantor of this Agreement:

(i)	has been duly authorized by all necessary action of each Borrower and the Guarantor and, if required, shareholder action;

(ii)	does not require the consent or approval of any governmental or regulatory body or agency;

(iii)	will not violate any provision of law, statute, rule or regulation or its organizational documents, any order of any court or any rule, regulation or order of any agency or government binding upon it, or any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound; and

(iv)	will not result in a breach or constitute (alone or with due notice or lapse or time or both) a default under any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound;

(c)	as of the date hereof and after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing; and

(d)	all the representations and warranties contained in Article 7 of the Credit Agreement are true and correct in all material respects with the same force and effect as if made by each Borrower on and as of the date hereof, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they are true and correct as such earlier date.

ARTICLE 5

GENERAL PROVISIONS

5.1 Payment of Expenses

Without limiting the Borrowers’ obligations to the Lenders under Section 14.5 of the Credit Agreement, the Borrowers jointly and severally agree to pay upon demand the reasonable costs and expenses of the Administration Agent and the Lenders and their counsel in connection with the negotiation, preparation, approval, execution and delivery of this Agreement.

5.2 Limited Effect and Confirmation of Credit Agreement

This Agreement is limited to the matters set forth herein and, except as expressly set forth herein, nothing herein shall constitute (or be implied to constitute) an amendment of any term or provision of the Credit Agreement. Except as expressly amended hereby, the terms and conditions of the Credit Agreement shall continue in full force and effect.

5.3 Counterparts and Facsimile

This Agreement may be executed in any number of counterparts and by facsimile, all of which taken together shall constitute one Agreement, and any of the parties hereto may execute this Agreement by signing such a counterpart.

5.4 Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

5.5 Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

POPE & TALBOT LTD.

Per:	/s/ Maria M. Pope
Authorized Signatory

P&T FUNDING LIMITED PARTNERSHIP
by its General Partner,
POPE & TALBOT LTD.

Per:	/s/ Maria M. Pope
Authorized Signatory

MACKENZIE PULP LAND LTD.

Per:	/s/ Maria M. Pope
Authorized Signatory

THE TORONTO-DOMINION BANK,
as Administration Agent

Per:	/s/ Joe Cavanaugh
Authorized Signatory

THE TORONTO-DOMINION BANK,
as Lender

Per:	/s/ Frazer Scott
Authorized Signatory

BANK OF MONTREAL,
as Lender

Per:	/s/ Dana Fleury
Authorized Signatory

THE BANK OF NOVA SCOTIA,
as Lender

Per:	/s/ Kurt Fuellmer
Authorized Signatory

Per:	/s/ Arthur D. Kamoto
Authorized Signatory

CANADIAN WESTERN BANK,
as Lender

Per:	D.C. Morrison
Authorized Signatory

SCHEDULE 9

AMALCO CONFIRMATION

Reference is made to the Amended and Restated Credit Agreement dated as of June 6, 2003 made among Pope & Talbot Ltd. (“Old Pope & Talbot”), as Acquisition Borrower, P&T Funding Limited Partnership (the “Limited Partnership”), as Operating Borrower, Mackenzie Pulp Land Ltd., as Guarantor, the Lenders party thereto and The Toronto-Dominion Bank, as Administration Agent (the “Agent”), as subsequently amended by the First Amending Agreement to Amended and Restated Credit Agreement dated as of July 23, 2003, the Second Amending Agreement to Amended and Restated Credit Agreement dated October 30, 2003 and the Third Amending Agreement to Amended and Restated Credit Agreement dated December 19, 2003 (as so amended, the “Credit Agreement”). Capitalized Terms used in this Confirmation and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

Pope & Talbot Ltd. (“Amalco”), a limited liability company amalgamated under the laws of the Province of Nova Scotia, is the continuing corporation resulting from the amalgamation of Old Pope & Talbot and Pope & Talbot Nova Scotia Company, which amalgamation was effective January 1, 2004 (the “Amalgamation”).

Old Pope & Talbot has, pursuant to the Credit Agreement, guaranteed the obligations of the Limited Partnership as Operating Borrower under the Credit Agreement.

As general and continuing security for the performance of Old Pope & Talbot’s obligations under the Credit Agreement, including its guarantee obligations, Old Pope & Talbot has granted to the Agent, for and on behalf of the Lenders, the following security documents:

(a)	the Pope & Talbot Canada Security Agreement;

(b)	the Pope & Talbot Canada Debenture;

(c)	security granted under Section 427 of the Bank Act (Canada);

(d)	the Beneficiary Authorization and Charge; and

(e)	the Confirmation

(collectively, the “Security Documents”).

Amalco has agreed to execute this Confirmation to acknowledge that Amalco is liable for the obligations of Old Pope & Talbot pursuant to the Credit Agreement, that the Security Documents shall continue to secure the obligations and liabilities of Amalco thereunder, and to confirm the covenants, mortgages, charges, pledges and security interests contained in and created by the Security Documents.

NOW THEREFORE THIS ACKNOWLEDGEMENT WITNESSES THAT in consideration of the consent by the Lenders to the Amalgamation, and for other good and valuable consideration now paid to Amalco (the receipt and sufficiency of which are hereby acknowledged), Amalco hereby acknowledges, confirms and agrees with the Agent and the Lenders as follows:

1.	Amalco shall continue to be liable for all of the liabilities and obligations of Old Pope & Talbot to the Lenders and the Agent, including without limitation the liabilities and obligations of Old Pope & Talbot under the Credit Agreement and the Security Documents.

2.	Amalco shall be bound by and shall perform and observe all of the terms, covenants, agreements, provisos and conditions contained in the Credit Agreement and the Security Documents, all as if Amalco had been the party originally executing the Credit Agreement and the Security Documents.

3.	Without in any way limiting, prejudicing or impairing any of the mortgages, charges, pledges and security interests contained in and created by the Security Documents, Amalco hereby confirms and restates all such mortgages, charges, pledges and security interests contained in and created by the Security Documents and, to the extent necessary, hereby mortgages, charges, pledges and grants a security interest in such of the property, assets and undertakings of Amalco as provided for in the Security Documents. Amalco hereby confirms that such of the property, assets and undertakings of Amalco as provided for in the Security Documents acquired after the date hereof, shall be subject to and charged, where applicable, by the mortgages, charges, pledges and security interests contained in and created by the Security Documents.

4.	This Confirmation is in addition to and not in substitution for any of the Security Documents.

5.	Amalco shall, forthwith at all times and at Amalco’s sole expense, execute and deliver such further documents and do such other acts and things as the Agent or the Lenders may reasonably require in order to give effect to the intent of this Confirmation.

DATED this 1st day of January, 2004.

POPE & TALBOT LTD.

Per:	/s/ Gerald L. Brickey
Authorized Signatory

SCHEDULE 10

FINANCE LP GUARANTEE

THIS GUARANTEE dated the 1st day of January, 2004.

BETWEEN:

P&T FINANCE TWO LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia

(the “Guarantor”)

OF THE FIRST PART

AND:

THE TORONTO-DOMINION BANK, in its capacity as the Administration Agent under the Credit Agreement (as herein defined)

(the “Agent”)

OF THE SECOND PART

AND:

THE LENDERS from time to time under the Credit Agreement (as herein defined)

(the “Lenders”)

OF THE THIRD PART

In consideration of the sum of $10 in lawful currency of Canada now paid by the Agent to the Guarantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms

In this Agreement, the following terms have the following meanings:

(a)	“Agent” means The Toronto-Dominion Bank, a chartered bank of Canada;

(b)	“Credit Agreement” means the amended and restated credit agreement dated as of June 6, 2003 between Pope & Talbot Ltd. and P&T Funding Limited Partnership, as Borrowers, Mackenzie Pulp Land Ltd., as Guarantor, the Lenders and the Agent, as amended by amending agreements dated July 23, 2003, October 30, 2003 and December 19, 2003, and as the same may from time to time be further amended or restated (including any amendment to increase the amount of credit available thereunder).

(c)	“Guarantor” means P&T Finance Two Limited Partnership and any successor;

(d)	“Guaranteed Obligations” means, collectively:

(i)	all payment obligations (whether at stated maturity, by acceleration or otherwise) of the Borrowers under the Credit Facilities, whether for principal, interest, fees, expenses, indemnity or otherwise;

(ii)	all covenants and other obligations of each of the Borrowers on their part to be performed or observed under the Credit Agreement; and

(iii)	all obligations of each of the Borrowers to the Lenders under Treasury Contracts (including Treasury Contract Breakage Costs);

(b)	“Lenders” means The Toronto-Dominion Bank, Bank of Montreal and The Bank of Nova Scotia, or any successors or assigns; and

(e)	“person” includes any individual, company, corporation, limited liability company, partnership, trust, unincorporated association, joint venture or other entity or any domestic or foreign state or national entity or political subdivision or agency thereof.

All other capitalized terms used in this Guarantee and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

1.2 Singular, Plural, etc.

As used herein, each gender shall include all genders and the singular shall include the plural and the plural the singular as the context shall require.

ARTICLE 2

GUARANTEE

2.1 Guarantee.

The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Agent and the Lenders the due and punctual performance, satisfaction, payment and discharge of the Guaranteed Obligations. If default shall be made in the performance of or compliance with any of the Guaranteed Obligations, the Guarantor will also pay to the Agent such amounts as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of the rights of the Agent or the Lenders under the Credit Agreement, under this Guarantee, or otherwise (including legal fees and disbursements).

2.2 Guarantee Absolute and Unconditional.

The obligations of the Guarantor under this Guarantee shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction or defence based upon any claim the Guarantor may have against either Borrower or any other person, whether in connection with this Guarantee or any other transaction, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired by any occurrence, matter, circumstance or condition whatsoever (whether or not the Guarantor has any knowledge or notice thereof or has consented thereto), other than the complete performance of the Guaranteed Obligations, including without limitation:

(a)	any amendment or modification of any provision of the Credit Agreement, any of the other Credit Facility Documents or any of the Guaranteed Obligations or any assignment or transfer thereof, including without limitation any extension of the time for payment of or compliance with any of the Guaranteed Obligations;

(b)	any waiver, consent, extension, granting of time, forbearance, indulgence, renewal or other action or inaction under or in respect of the Credit Agreement, the other Credit Facility Documents or any of the Guaranteed Obligations, or any exercise or non-exercise of any right, remedy or power in respect thereof;

(c)	any dealings with any security or other guarantee which the Agent or any Lender holds or may hold pursuant to the Credit Agreement or otherwise, including the taking and giving up of security or any other guarantee, the accepting of compositions and the granting of releases and discharges;

(d)	any bankruptcy, receivership, insolvency, reorganization, amalgamation, arrangement, readjustment, composition, liquidation or similar proceedings with respect to either Borrower, the Guarantor or any other person or the properties or creditors of any of them;

(f)	any informality in, omission from, invalidity or unenforceability of, or any misrepresentation, irregularity or other defect in, the Credit Agreement, the other Credit Facility Documents, any of the Guaranteed Obligations or any other agreement or instrument;

(g)	any lack or limitation of capacity, status, power or authority of either of the Borrowers or the Guarantor or any of their respective directors, officers, employees, partners or agents acting or purporting to act on their behalf, and any defect or any failure to comply with a formal legal requirement in the execution or delivery of any document;

(h)	any transfer of any assets to or from either of the Borrowers, any consolidation, amalgamation or merger of either of the Borrowers with or into any person, or any change whatsoever in the name, objects, capital structure, corporate existence, membership, constitution or business of either of the Borrowers;

(i)	any failure on the part of either of the Borrowers or any other person to perform or comply with any term of the Credit Agreement, the other Credit Facility Documents, any of the Guaranteed Obligations or any other agreement or instrument;

(j)	any action or other proceeding brought by any beneficiaries or creditors of, or by, either of the Borrowers or any other person for any reason whatsoever, including without limitation any action or proceeding in any way attacking or involving any issue in respect of the Credit Agreement, the other Credit Facility Documents, any of the Guaranteed Obligations or any other agreement or instrument;

(k)	any lack or limitation of status or of power of either of the Borrowers or any incapacity or disability of either of the Borrowers; or

(l)	the assignment of all or any part of the benefits of this Guarantee in accordance with the terms of the Credit Agreement, any other agreement in respect of the Guaranteed Obligations, or any other agreement or instrument.

2.3 Demand.

If either of the Borrowers shall fail to pay or cause to be paid all or any portion of the Guaranteed Obligations as and when the same shall become due and payable pursuant to the Credit Agreement or otherwise, then the Agent for and on behalf of the Lenders shall be entitled, by notice to the Guarantor, to make a demand upon the Guarantor for the payment of the Guaranteed Obligations or that portion thereof which such Borrower has failed to pay. The Guaranteed Obligations or any portion thereof in respect of which demand shall have been made pursuant hereto shall become immediately due and payable by the Guarantor under this Guarantee upon such demand for payment being made, and shall bear interest from the date of such demand at the rate or rates provided in the Credit Agreement or otherwise in respect of the Guaranteed Obligations or that portion thereof which such Borrower has failed to pay. The Guarantor hereby expressly acknowledges that any demand for payment under this Guarantee shall be made on behalf of all of the Lenders by the Agent. Any such demand given in conformity with this Section 2.3 shall be deemed validly given for all purposes of this Guarantee and shall be binding upon the Guarantor, the Agent and the Lenders to the same extent as if signed individually by each Lender.

2.4 Remedies.

The Agent may, at its option, proceed against the Guarantor under this Guarantee to enforce any of the Guaranteed Obligations when due without first proceeding against either of the Borrowers or any other person and without first resorting to any direct or indirect security, any other guarantee or any other remedy. The Guarantor hereby unconditionally waives diligence, presentment, demand for payment, protest and all notices whatsoever, renounces the benefit of division and discussion, and unconditionally waives any requirement that the Agent and the Lenders exhaust any right, power or remedy against the Borrowers under the Credit Agreement, the other Credit Facility Documents, any other guarantee or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations, before proceeding against the Guarantor under this Guarantee. The Guarantor hereby waives any duty on the part of the Agent or any of the Lenders to disclose to the Guarantor anything which the Agent or such Lender may now or hereafter know concerning either of the Borrowers, any other person or any other matter whatsoever, even if the Agent or any of the Lenders has reason to believe any such information materially increases the risk beyond that which the Guarantor intends to assume hereunder.

2.5 Set-Off.

Following a declaration of acceleration under Section 12.2 of the Credit Agreement, the Agent and the Lenders may at any time set-off and apply any deposits (general or special, time or demand, provisional or final) or other indebtedness owing by the Agent or any Lender to or for the credit of the Guarantor against any and all of the Guaranteed Obligations, and the Agent or such Lender shall promptly notify the Guarantor of any such set-off or application, provided that the failure to do so shall not affect the validity thereof. The rights of the Agent and the Lenders under this Section 2.5 are in addition to any other rights and remedies, including any other rights of set-off, that they may have.

2.6 Amount of Guaranteed Obligations.

Any account settled or stated by or between the Agent and a Borrower or, if any such account has not been so settled or stated immediately before demand for payment under this Guarantee, any account thereafter stated by the Agent shall, in the absence of demonstrable error, fraud, dishonesty or improper conduct, be accepted by the Guarantor as prima facie evidence of the amount of the Guaranteed Obligations which at the date of the account so settled or stated is due by such Borrower to the Agent or the Lenders or remains unpaid by such Borrower to the Agent or the Lenders.

2.7 Payment Free and Clear of Taxes.

Any and all payments by the Guarantor under this Guarantee shall be made free and clear of and without deduction or withholding for Taxes unless such Taxes are required by applicable Law to be deducted or withheld. If the Guarantor shall be required by applicable Law to deduct or withhold any Taxes from or in respect of any sum payable under this Guarantee:

(a)	the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section 2.7) the Agent or the Lenders receive an amount equal to the sum they would have received if no deduction or withholding had been made;

(b)	the Guarantor shall make such deductions or withholdings; and

(c)	the Guarantor shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

The Guarantor shall indemnify and save harmless the Agent and the Lenders for the full amount of Taxes levied by any jurisdiction in Canada or the United States of America on, or in relation to, any amount payable by the Guarantor hereunder (other than Taxes imposed on the income or capital of the Lenders). Payment under this indemnity shall be made within 30 days from the date the Agent makes written demand therefor. A certificate as to the amount of such Taxes submitted to the Guarantor by the Agent shall be conclusive evidence, absent manifest demonstrable error, of the amount due from the Guarantor to the Agent and the Lenders. Any such certificate shall refer to the provision of Law under which such Taxes are levied and shall contain an explanation relating to and a calculation of the amount due from the Guarantor. Notwithstanding the foregoing, the Guarantor shall not be required to pay any Taxes or indemnify a Lender in respect of Taxes payable to any Governmental Body in Canada which are levied, withheld, deducted or paid on payments to such Lender by reason of the fact that such Lender is a Non-Resident of Canada.

2.8 Subrogation and Repayment.

Upon receipt by the Agent of any payments by the Guarantor on account of its liability under this Guarantee, the Guarantor shall not be entitled to claim repayment of such amount against either of the Borrowers until the Guaranteed Obligations and all other amounts due to the Agent and the Lenders under the Credit Agreement have been paid or repaid in full. In the case of the liquidation, winding-up or bankruptcy of either of the Borrowers (whether voluntary or compulsory) or in the event that either of the Borrowers shall make a bulk sale of any of its assets within the provisions of any bulk sales legislation or any composition with creditors or scheme of arrangement, the Agent shall have the right to rank in priority to the Guarantor for the full claims of the Agent and the Lenders in respect of the Guaranteed Obligations and receive all dividends or other payments in respect thereof until the Guaranteed Obligations have been paid in full, and the Guarantor shall continue to be liable for any balance of the Guaranteed Obligations which may be owing to the Agent or the Lenders by either of the Borrowers. If any amount shall be paid to the Guarantor on account of any subrogation rights at any time when all the Guaranteed Obligations have not been paid in full, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured.

2.9 Postponement and Assignment.

As security for the performance of the Guarantor’s obligations hereunder, the Guarantor assigns to the Agent all claims of the Guarantor against the Borrowers and any other guarantors, and, following the occurrence of an Event of Default, except as otherwise expressly permitted under the Credit Agreement, subordinates and postpones the payment of all such claims to the payment of the Guaranteed Obligations. Following the occurrence of an Event of Default, the Guarantor shall hold all of its claims against each Borrower and the other guarantors as agent and trustee of the Agent and shall collect, enforce and prove all such claims in accordance with the Credit Agreement and this Guarantee. Any monies received by the Guarantor in respect thereof shall, upon the occurrence of any Event of Default, be paid over to the Agent. Following the occurrence of an Event of Default, without the prior written consent of the Agent, the Guarantor shall not release or discharge any of its claims against either of the Borrowers or any other guarantor, permit the prescription of any such claims pursuant to any Law, assign any such claims to any person other than the Agent, or ask for or obtain any security or negotiable paper for or other evidence of any such claims except for the purpose of delivering the same to the Agent. For greater certainty, and notwithstanding the foregoing, at any time that no Event of Default has occurred and is continuing, the Guarantor may deal with any claims against the Borrower or any other guarantor as it sees fit, and may retain for its own use absolutely any payments received by the Guarantor in respect of any claims against the Borrower, free and clear of the provisions of this postponement and assignment

2.10 Rights on Subrogation.

If the Guarantor acquires any right of subrogation by reason of a payment under or pursuant to this Guarantee, the Guarantor shall not be entitled to vote as a Lender under the provisions of the Credit Agreement or otherwise until the Guaranteed Obligations and all other amounts due to the Agent and the Lenders under the Credit Agreement have been paid or repaid in full to the Agent or the Lenders.

2.11 Continuing Guarantee.

The obligations of the Guarantor under this Guarantee constitute a continuing guarantee and shall remain in full force and effect until payment in full of all of the Guaranteed

Obligations. The obligations of the Guarantor shall be reinstated if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or the Lenders upon the insolvency, bankruptcy or reorganization of either of the Borrowers or otherwise, all as though such payment had not been made.

2.12 Third Party Beneficiaries.

Except as otherwise expressly set forth in this Guarantee, nothing herein is intended or shall be construed to confer upon or to give any person other than the Agent and the Lenders any right, remedy or claim under or by reason of the obligations of the Guarantor under this Guarantee.

ARTICLE 3

CURRENCY

3.1 Currency of Payment.

Unless prohibited by law, payments by the Guarantor hereunder shall be made in the currency of the relevant Guaranteed Obligation (the “Original Currency”).

3.2 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to a Lender from the Original Currency into any currency other than the Liability Currency (the “Judgment Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied. The obligations of the Guarantor in respect of any sum due in the Original Currency to the Lender under any of the Credit Facility Documents shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency the Lender agrees to remit such excess to the Guarantor.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Guarantor.

The Guarantor represents and warrants to the Agent and the Lenders (and acknowledges that the Lenders are relying thereon without independent inquiry in continuing to make Accommodations available under the Credit Agreement) as follows:

(a)	Organization and Qualification. The Guarantor has been formed and is existing as a limited partnership under the Partnership Act (British Columbia).

(b)	Partnership Power. The general partner of the Guarantor has all necessary power and authority to enter into and perform the obligations of the Guarantor under this Guarantee, to own and operate its properties and to carry on its business as now conducted or as herein contemplated.

(m)	Conflict with Other Instruments. The execution and delivery of this Guarantee by the Guarantor and the performance by the Guarantor of its obligations hereunder, do not and will not:

(i)	conflict with or result in a breach of any of the terms, conditions or provisions of:

(A)	the limited partnership agreement of the Guarantor;

(B)	any Law applicable to the Guarantor;

(C)	any contractual restriction binding on or affecting the Guarantor or its properties; or

(D)	any writ, judgment, injunction, determination or award which is binding on the Guarantor; or

(i)	result in, require or permit:

(A)	the imposition of any Lien other than as provided for in the Credit Agreement; or

(E)	the acceleration of the maturity of any Indebtedness of the Guarantor under any contractual provision binding on or affecting the Guarantor.

(n)	Authorization and Government Approvals. The execution and delivery of this Guarantee and the performance by the Guarantor of its obligations thereunder have been duly authorized by all necessary partnership action on the part of the Guarantor, and no permit, licence or approval under applicable Law, and no registration (other than registrations of or in respect of the Security Documents in public offices of record), qualification, designation, declaration or filing with any Governmental Body having jurisdiction over the Guarantor, is or was necessary therefor or to preserve the benefit thereof to the Lenders.

(o)	Execution and Binding Obligation. This Guarantee has been duly executed and delivered by the Guarantor, and this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to Laws relating to bankruptcy, insolvency and the enforcement of creditors’ rights generally and to the qualification that equitable remedies are in the discretion of a court, and subject to any other qualifications as may be expressed in any opinion of the Guarantor’s counsel delivered to the Lenders in respect of this Guarantee.

(p)	Solvency. The Guarantor represents and warrants to and in favour of the Lenders that the Guarantor is not and, after entering into this Guarantee or giving any financial assistance hereunder, would not be unable to pay its liabilities as they become due, and the realizable value of the Guarantor’s assets, excluding the amount of any financial assistance in the form of a loan and in the form of any assets pledged or encumbered to secure a guarantee (including this Guarantee), after entering into this Guarantee or giving any financial assistance hereunder, would not be less than the aggregate of the Guarantor’s liabilities and stated capital of all classes.

(c)	No Litigation. There are no actions, suits or proceedings (including counterclaims) pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any property of the Guarantor in any court or before any arbitrator of any kind or before or by any Governmental Body which, individually or in the aggregate, if adversely determined, could reasonably be expected to have a Material Adverse Effect (taking into account applicable insurance coverage and related deductibles with respect to such matters).

ARTICLE 5

MISCELLANEOUS

5.1 Costs and Expenses.

The Guarantor shall promptly pay all reasonable costs and expenses of the Agent (including, without limitation, the fees and expenses of legal counsel for the Agent) incurred in the preparation, execution and delivery of this Guarantee and, following any default under the Credit Agreement or under this Guarantee, the fees and expenses of legal counsel for the Agent (on a solicitor and own client basis) with respect to advising it as to its rights and responsibilities in connection with this Guarantee and the enforcement of this Guarantee.

5.2 No Modification.

No amendment or other modification of this Guarantee shall be effective unless in writing and signed by the Agent in accordance with the provisions of the Credit Agreement.

5.3 Additional Guarantee.

This Guarantee is in addition and supplemental to, and not in substitution for, all other guarantees, assignments and postponement agreements, whether or not in the same form as this Guarantee, now or hereafter held by the Agent or the Lenders.

5.4 Security.

To secure its obligations under this Guarantee, the Guarantor agrees to execute and deliver to the Agent the Security Documents in accordance with the Credit Agreement. The Guarantor further agrees to provide the Agent and the Lenders with such information regarding the properties and assets intended to be charged thereby as the Agent and the Lenders may request, and generally to do, make and execute all such documents, acts, matters and things as may be requested by the Agent or the Lenders to perfect, preserve or protect any security interest created or constituted by any Security Document, register any Security Document or otherwise give effect to any Security Document.

5.5 Remedies Cumulative.

The rights, remedies and recourses of the Agent and the Lenders under this Guarantee and any other Credit Facility Documents are cumulative and do not exclude any other rights, remedies and recourses that they may have.

5.6 Integration.

There are no representations, collateral agreements or conditions with respect to this Guarantee or affecting the Guarantor’s liability hereunder other than as contained herein.

5.7 Successors and Assigns.

This Guarantee becomes effective when it has been executed by the Guarantor and thereafter shall be binding upon the Guarantor and its successors and shall enure to the benefit of and be enforceable by the Agent, the Lenders, and their respective successors and assigns.

5.8 Governing Law.

This Guarantee shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein.

5.9 Consent to Jurisdiction.

The Guarantor hereby irrevocably submits to the jurisdiction of any British Columbia court sitting in Vancouver, British Columbia, in any action or proceeding arising out of or relating to this Guarantee or any other Credit Facility Document, and the Guarantor hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such British Columbia court. Nothing in this Section 5.9 shall affect the right of the Agent to serve legal process in any other manner permitted by Law or affect the right of the Agent to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions.

5.10 Severability.

The provisions of this Guarantee are intended to be severable. If any provision of this Guarantee shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

5.11 Notices.

All notices and other communications provided for hereunder shall, except as otherwise permitted hereunder, be in writing personally delivered or sent by facsimile transmission or similar means of recorded communication, to the applicable address set out below or to such other address as a party hereto may from time to time designate to the other parties set out below in such manner:

(a)	if to the Guarantor:

P&T Finance Two Limited Partnership

1500 S.W. First Avenue

Portland, Oregon

97261

Attention: Vice President and Chief Financial Officer

Facsimile: (503) 220-2727

(b)	if to the Agent:

The Toronto-Dominion Bank, as Agent

Royal Trust Tower

77 King Street West, 18th Floor

Toronto, Ontario

M5K 1A2

Attention: Vice President, Loan Syndications - Agency

Facsimile: (416) 982-5535

All such notices and communications shall, when permitted to be delivered hereunder by facsimile transmission, be effective when so delivered.

5.12 No Waivers, Remedies.

No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Guarantee preclude any other or further exercise thereof or the exercise of any other right, nor shall any waiver of one provision be deemed to constitute a waiver of any other provision (whether or not similar). No waiver of any of the provisions of this Guarantee shall be effective unless it is in writing duly executed by the waiving party. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

5.13 Time of Essence.

Time shall be of the essence hereof.

IN WITNESS WHEREOF the Guarantor has executed this Guarantee as of the day and year first above written.

P&T FINANCE TWO LIMITED PARTNERSHIP
by its General Partner
PENN TIMBER, INC.

By:	/s/ Gerald L. Brickey
Name: Gerald L. Brickey
Title: Secretary

By:	/s/ John Shepherd
Name: John Shepherd
Title: Assistant Secretary

SCHEDULE 11

FINANCE LP SECURITY AGREEMENT

THIS SECURITY AGREEMENT is made as of the 1st day of January, 2004

BETWEEN:

P&T FINANCE TWO LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia

(the “Debtor”)

OF THE FIRST PART

AND:

THE TORONTO-DOMINION BANK, a chartered bank of Canada

(the “Agent”)

OF THE SECOND PART

In consideration of the sum of $10 now paid by the Agent to the Debtor and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by the Debtor), the parties hereto covenant and agree as follows:

1. Defined Terms. In this Agreement, the following terms have the following meanings:

(a)	“Accounts” has the meaning ascribed to that term in Section 2(b);

(b)	“Act” means the Personal Property Security Act (British Columbia), as from time to time amended;

(c)	“Agent” means The Toronto-Dominion Bank, a chartered bank of Canada;

(d)	“Collateral” has the meaning ascribed to that term in Section 2;

(e)	“Credit Agreement” means the amended and restated credit agreement dated as of June 6, 2003 between Pope & Talbot Ltd. and P&T Funding Limited Partnership, as Borrowers, Mackenzie Pulp Land Ltd., as Guarantor, the Lenders and the Agent, as amended by amending agreements dated July 23, 2003, October 30, 2003 and December 19, 2003, and as the same may from time to time be further amended or restated (including any amendment to increase the amount of credit available thereunder).

(f)	“Debtor” means P&T Finance Two Limited Partnership and any successor;

(g)	“Default” means the occurrence of any event which constitutes an Event of Default as defined in the Credit Agreement and which has not been waived by the Agent or the Lenders;

(h)	“Guarantee” means the guarantee dated of even date herewith granted by the Debtor in favour of the Agent, for and on behalf of the Lenders;

(i)	“Inventory” has the meaning ascribed to that term in Section 2(a);

(j)	“Lenders” means The Toronto-Dominion Bank, Bank of Montreal and The Bank of Nova Scotia, or any successors or assigns;

(k)	“Obligations” means, collectively, the following:

(i)	all obligations, liabilities and indebtedness of the Obligor to any Lender under any contract of guarantee or indemnity now or hereafter in existence whereby the Obligor guarantees payment of the obligations, liabilities and indebtedness of any person to the Lenders or indemnifies the Lenders, including without limitation the guarantees of the obligations of each of the Acquisition Borrower and the Operating Borrower contained in the Guarantee; and

(ii)	all obligations of the Debtor under this Agreement;

(l)	“person” includes any individual, company, corporation, limited liability company, partnership, trust, unincorporated association, joint venture or other entity or any domestic or foreign state or national entity or political subdivision or agency thereof;

(m)	“Proceeds” has the meaning ascribed to that term in Section 2(e);

(n)	“Receiver” has the meaning ascribed to that term in Section 10(a); and

(o)	“Security Interest” means each security interest, mortgage, charge, assignment or transfer in or of Collateral granted or created by the Debtor under this Agreement.

Except as otherwise defined herein or unless the context otherwise requires, other words and expressions used herein shall have the respective meanings ascribed to them in the Act.

2. Security Interest. As general and continuing security for the payment and performance of the Obligations, the Debtor hereby mortgages, charges, assigns and transfers to the Agent, and grants in favour of the Agent, as agent for the Lenders, a security interest in all presently owned or held and hereafter acquired or held personal property, assets and undertakings of the Debtor (including such as may be returned to or repossessed by the Debtor), of whatsoever nature or kind and wheresoever situate, and all proceeds thereof, substitutions therefor and accretions thereto (hereafter called the “Collateral”), including, without limiting the generality of the foregoing:

(a)	Inventory—all goods and chattels now or hereafter forming the inventory of the Debtor, of whatsoever kind and wheresoever located, including, without limiting the generality of the foregoing, all goods, merchandise, raw materials, work in progress, finished goods and chattels held (whether such goods are in the possession of the Debtor or of a bailee or other person for sale, lease, storage, transit, processing, use or otherwise and whether consisting of whole goods, spare parts, components, supplies, materials or returned or repossessed goods) for sale, lease or resale, or furnished or to be furnished under contracts for service or used or consumed in the business of the Debtor, goods used in or procured for packing or packaging, timber cut or to be cut, and all documents of title relating thereto (all of which goods and chattels are hereinafter collectively called “Inventory”);

(b)	Accounts—all debts, accounts, choses in action, claims, demands and moneys now due or owing or accruing due or which may hereafter become due or owing to the Debtor, including, without limiting the generality of the foregoing, claims against the Crown in right of Canada or of any Province, moneys which may become payable under any policy of insurance in respect of any loss by fire or other cause which has been or may be incurred by the Debtor (collectively called “Book Debts”), together with all chattel paper, instruments, documents of title, money, contracts, securities, bills, notes, lien notes, judgments, chattel mortgages, mortgages and all other rights, benefits and documents now or hereafter taken, vested in or held by the Debtor in respect of or as security for the Book Debts hereby assigned or intended so to be or any part thereof and the full benefit and advantage thereof, and all rights of action, claim or demand which the Debtor now has or may at any time hereafter have against any person or persons, firm or corporation in respect thereof; and all of the Debtor’s deeds, documents, writings, papers, books of account and other books relating to or being records of debts, chattel paper or documents of title or by which such are or may hereafter be secured, evidenced, acknowledged or made payable (all of which property is hereinafter collectively called “Accounts”);

(c)	Intangibles—all contractual rights and insurance claims, patents, trademarks, trade names, goodwill, copyrights and other industrial property of the Debtor, all other choses in action of the Debtor of every kind which now are, or which may at any time hereafter be, due or owing to or owned by the Debtor and all other intangible property of the Debtor;

(d)	Equipment—all equipment, including, without limiting the generality of the foregoing, machinery, tools, fixtures, furniture, furnishings, chattels, motor vehicles, vessels, livestock and other tangible personal property that is not inventory, and all parts, components, attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing; and

(e)	Proceeds—all of the Debtor’s property in any form derived directly or indirectly from any use or dealing with Collateral, including, without limiting the generality of the foregoing, accounts receivable, bills of exchange, insurance proceeds, chattel paper, intangibles, motor vehicles, and all other after-acquired property constituting proceeds or that indemnifies or compensates for Collateral destroyed or damaged (all of which property is hereinafter collectively called “Proceeds”).

3. Floating Charge. As further general and continuing security for the payment and performance of the Obligations, the Debtor hereby grants, mortgages, assigns and transfers to the Agent, as agent for the Lenders, as and by way of a floating charge:

(a)	Real Property—all real and immoveable property, including without limiting the generality of the foregoing, both freehold and leasehold, now or hereafter owned or acquired by the Debtor, together with all buildings, erections, improvements and fixtures situate thereon or used in connection therewith, including any lease, verbal or written, or any agreement therefor (all of which property is hereinafter collectively called “Real Property”), provided, however, that the last day of any term of any such lease, verbal or written, or any agreement therefor now held or hereafter held by the Debtor, is excepted out of the Real Property charged by this Agreement, but should the security constituted by this Agreement become enforceable the Debtor shall thereafter stand possessed of any such reversion upon trust to assign and dispose thereof as the Bank may direct; and

(b)	Other Property—the undertaking and all other property and assets of the Debtor for the time being of whatsoever nature and kind, both present and future, including without limiting the generality of the foregoing, uncalled capital, monies, rights, franchises, negotiable and non-negotiable instruments, judgments and securities, other than that which is at any time and all times validly subject to any other Security Interest created hereunder.

4. Exceptions. The following are excluded from the Security Interests hereby created:

(a)	any contract, license or lease of the Debtor, the charging or assignment of which requires the consent or approval of any other party unless and until such consent or approval has been obtained, but should the security constituted by this Security Agreement become enforceable the Debtor shall thereafter stand possessed of any such contract, license or lease upon trust to deal with the same as the Bank may direct; and

(b)	any consumer goods of the Debtor.

5. Attachment. The Debtor acknowledges that the Security Interests hereby created attach upon the execution of this Agreement (or in the case of any after-acquired property, upon the date of acquisition by the Debtor of any interest therein), that value has been given, and that the Debtor has, or in the case of after-acquired property will have, rights in the Collateral.

6. Representations and Warranties. The Debtor represents and warrants to the Agent and the Lenders (and acknowledges that the Lenders are relying thereon without independent inquiry in continuing to make Accommodations available under the Credit Agreement) as follows:

(a)	Organization and Qualification. The Debtor has been formed and is existing as a limited partnership under the Partnership Act (British Columbia).

(b)	Partnership Power. The general partner of the Debtor has all necessary power and authority to enter into and perform the obligations of the Debtor under this Agreement, to own and operate its properties and to carry on its business as now conducted or as herein contemplated.

(c)	Conflict with Other Instruments. The execution and delivery of this Agreement by the Debtor and the performance by the Debtor of its obligations hereunder, do not and will not:

(i)	conflict with or result in a breach of any of the terms, conditions or provisions of:

(A)	the limited partnership agreement of the Debtor;

(B)	any Law applicable to the Debtor;

(C)	any contractual restriction binding on or affecting the Debtor or its properties; or

(D)	any writ, judgment, injunction, determination or award which is binding on the Debtor; or

(ii)	result in, require or permit:

(A)	the imposition of any Lien other than as provided for in the Credit Agreement; or

(B)	the acceleration of the maturity of any Indebtedness of the Debtor under any contractual provision binding on or affecting the Debtor.

(d)	Authorization and Government Approvals. The execution and delivery of this Agreement and the performance by the Debtor of its obligations thereunder have been duly authorized by all necessary partnership action on the part of the Debtor, and no permit, licence or approval under applicable Law, and no registration (other than registrations of or in respect of the Security Documents in public offices of record), qualification, designation, declaration or filing with any Governmental Body having jurisdiction over the Debtor, is or was necessary therefor or to preserve the benefit thereof to the Lenders.

(e)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Debtor, and this Agreement constitutes a legal, valid and binding obligation of the Debtor enforceable against the Debtor in accordance with its terms, subject to Laws relating to bankruptcy, insolvency and the enforcement of creditors’ rights generally and to the qualification that equitable remedies are in the discretion of a court, and subject to any other qualifications as may be expressed in any opinion of the Debtor’s counsel delivered to the Lenders in respect of this Agreement.

7. Covenants. So long as the Obligations are outstanding, the Debtor hereby represents, warrants and covenants to or with the Agent and the Lenders that:

(a)	the Debtor will not remove any of the Collateral from the locations at which it is presently situate except in accordance with the Credit Agreement;

(b)	the Debtor is, or respecting Collateral acquired after the date hereof will be, the lawful owner of the Collateral free from any mortgage, lien, charge, security interest or encumbrance other than Permitted Liens (as defined in the Credit Agreement);

(c)	this Agreement is granted in accordance with resolutions of the directors (and of the shareholders as applicable) or of the partners, as the case may be, of the Debtor and all other matters and things have been done and performed so as to authorize and make the execution and delivery of this Agreement, and the performance of the Debtor’s obligations hereunder, legal, valid and binding;

(d)	the Debtor will fully and effectually maintain and keep maintained as valid and effective the Security Interests hereby created;

(e)	the Debtor will defend the title to the Collateral for the benefit of the Agent and the Lenders against the claims and demands of all persons;

(f)	the Debtor will pay to the Agent and indemnify it for all reasonable costs and expenses, including reasonable legal fees and disbursements, which may be incurred by the Agent or the Lenders in:

(i)	inspecting Collateral;

(ii)	negotiating, preparing, perfecting and registering this Agreement and other documents, whether or not relating to this Agreement;

(iii)	investigating title to Collateral and the status thereof;

(iv)	discharging any registrations against the Debtor;

and the Debtor will, subject to applicable law, pay to the Agent and indemnify the Agent and the Lenders for all costs and expenses, including legal fees and disbursements as between solicitor and own client, which may be incurred by the Agent or the Lenders in:

(v)	taking, recovering, keeping possession of, insuring and repairing Collateral or otherwise protecting Collateral; and

(vi)	all other actions and proceedings, judicial or otherwise, taken in connection with the preservation of Collateral or this Agreement (including, without limitation, an application to Court to maintain the registration of any financing statement registered by the Agent in respect of the Debtor) and the enforcement of this Agreement and of any other security interest held by the Agent or the Lenders as security for the Obligations;

and all such costs and expenses shall bear interest at the highest rate borne by any of the Obligations and shall be payable on demand;

(g)	the Agent and the Lenders, acting reasonably, shall be entitled, from time to time and at any time, to inspect Collateral wherever located and to make enquiries and tests concerning Collateral, and the Debtor will pay all reasonable expenses in connection therewith;

(h)	at the Agent’s request, the Debtor will forthwith and from time to time execute, deliver, file and record such further and other documents and instruments and do all acts and things as the Agent in its discretion requires in order to confirm and perfect, and maintain perfection of, and to enforce the Security Interests hereby created in favour of the Agent or the Lenders upon any of the Collateral;

(i)	the Debtor will notify the Agent promptly of:

(i)	any change in the information contained herein relating to the Debtor, its address, its business, its name or Collateral, including any change in the location of any Collateral;

(ii)	the details of any material acquisition of Collateral; and

(iii)	any material loss or damage to Collateral;

(j)	the Debtor will keep and maintain satisfactory and complete records of the Collateral, and will prevent Collateral, other than Inventory sold, leased, or otherwise disposed of as permitted herein, from being or becoming an accession to other property not covered by this Agreement;

(k)	the Debtor will permit the Agent, the Lenders and their representatives, at all reasonable times, to have access to all its property, assets and undertakings and to all its books of account and records for the purpose of inspection and will render all assistance necessary for such inspection; and

(l)	the Debtor will deliver to the Agent from time to time, promptly upon request:

(i)	any documents of title, instruments, securities and chattel paper constituting, representing or relating to Collateral;

(ii)	copies of all books of account and all records, ledgers, reports, correspondence, schedules, documents, statements, lists and other writings relating to Collateral for the purpose of inspecting or auditing the same;

(iii)	all policies and certificates of insurance relating to Collateral; and

(iv)	such information concerning Collateral, the Debtor and the Debtor’s business and affairs as the Agent or the Lenders may reasonably require.

8. Destruction of Collateral. The loss, injury or destruction of Collateral shall not operate in any manner to release the Debtor from its liability to the Agent and the Lenders.

9. Performance of Obligations. If the Debtor fails to perform its obligations hereunder or any obligations under the Guarantee, the Agent may, but shall not be obliged to, perform any or all of such obligations without prejudice to any other rights and remedies of the Agent and the Lenders hereunder, and any payments made and any costs, charges, expenses and legal fees and disbursements (as between solicitor and own client) incurred in connection therewith shall, subject to applicable law, be payable by the Debtor to the Agent on behalf of the Lenders forthwith with interest until paid at the highest rate borne by any of the Obligations and such amounts shall be a charge upon and security interest in Collateral in favour of the Agent as agent for the Lenders in priority to all other Obligations.

10. Securities. If Collateral at any time includes securities, the Debtor authorizes the Agent to transfer the same or any part thereof into its own name or that of its nominee(s) so that the Agent or its nominee(s) may appear on record as the sole owner thereof, provided that, unless an Event of Default under the Credit Agreement has occurred and is continuing, the Agent shall deliver promptly to the Debtor all notices or other communications received by it or its nominee(s) as such registered owner and, upon demand and receipt of payment of any necessary expenses thereof, shall issue to the Debtor or its order a proxy to vote and take all action with respect to such securities not inconsistent with any of the Debtor’s covenants herein or in the Guarantee. During the continuance of an Event of Default under the Credit Agreement, the Debtor waives all rights to receive any notices or communications received by the Agent or its nominee(s) as such registered owner and agrees that no proxy issued by the Agent to the Debtor or its order shall thereafter be effective.

11. Use of Property. Provided that no Default has occurred and is continuing, and subject to any restriction in any agreement with the Agent or the Lenders, the Debtor may deal with Inventory in the ordinary course of its business and for the purposes of carrying on its business, and sell, exchange, transfer, assign, lease or otherwise dispose of any Collateral which has become worn out or unserviceable or any Collateral which has become unnecessary for use in the operation of the Debtor’s business.

12. Waiver by the Agent. Any breach by the Debtor of any of the provisions contained in this Agreement or any default by the Debtor in the observance or performance of any covenant or condition required to be observed or performed by the Debtor hereunder may only be waived by the Agent in writing, provided that no such waiver by the Agent shall extend to or be taken in any manner to affect any subsequent breach or default or the rights resulting therefrom.

13. Enforcement. Upon the occurrence and during the continuance of any Default, the Security Interests will immediately become enforceable. To enforce and realize on the Security Interests, the Agent and the Lenders may take any action permitted by law or in equity, as it may deem expedient, and in particular, without limiting the generality of the foregoing, may do any of the following:

(a)	appoint, by instrument, a receiver, receiver and manager or receiver-manager (a “Receiver”) of Collateral, with or without bond, as the Agent or Lenders may determine, and from time to time in their absolute discretion remove such Receiver and appoint another in its stead. A Receiver so appointed, in addition to all powers conferred on it by law, and without limiting the generality of the foregoing, shall have the following powers:

(i)	to take possession, custody and control of, collect and get in the Collateral or any part thereof, and for that purpose to take any proceedings in the name of the Debtor or otherwise;

(ii)	to carry on or concur in carrying on the business of the Debtor in respect of the Collateral, and for that purpose to raise money on Collateral in priority to this Agreement or otherwise;

(iii)	to sell or concur in selling or otherwise dispose of any of the Collateral, including by lease or by deferred payment; and

(iv)	to make any arrangement or compromise in respect of the Collateral which the Receiver shall think expedient in the interest of the Agent and the Lenders, including any deferral of payment for Collateral upon disposition;

(b)	to take possession of Collateral or enter upon any premises of the Debtor and take possession of Collateral with power to exclude the Debtor, its agents and its servants therefrom, without becoming liable as a mortgagee in possession;

(c)	to preserve, protect and maintain Collateral and make such replacements thereof and repairs and additions thereto as the Agent and the Lenders may deem advisable;

(d)	to sell, lease or otherwise dispose of all or any part of Collateral, whether by public or private sale or lease or otherwise, in such manner, at such price as can be reasonably obtained therefor and on such terms as to credit and with such conditions of sale and stipulations as to title or conveyance or evidence of title or otherwise as to the Agent and the Lenders may seem reasonable, provided that if any sale is on credit, the Debtor will not be entitled to be credited with the proceeds of any such sale, lease or other disposition until the moneys therefor are actually received;

(e)	to exercise all of the rights and remedies of a secured party under the Act in respect of the Collateral; and

(f)	to dispose of any of the Collateral in the condition which it was in at the date possession of it was taken, or after any commercially reasonable repair, processing or preparation thereof for disposition.

Any Receiver so appointed shall be deemed to be the agent of the Debtor, and the Debtor shall be solely responsible for the Receiver’s acts or defaults and for the Receiver’s remuneration and expenses, and the Agent and the Lenders shall not be, in any way, responsible for any misconduct or negligence on the part of the Receiver. The rights and powers conferred under this Section are in supplement of and not in substitution for any other rights that the Agent and the Lenders may have from time to time.

14. Proceeds of Enforcement. Subject to the claims, if any, of the creditors of the Debtor ranking in priority to the Security Interests, all amounts realized from the disposition of Collateral pursuant to this Agreement will be applied as follows:

(a)	first, in payment of all costs, charges and expenses (including legal fees and disbursements as between solicitor and own client) incurred by the Agent and the Lenders in connection with or incidental to the exercise by the Agent and the Lenders of all or any of the powers granted to them pursuant to this Agreement, including the expenses of seizing, repossessing, holding, repairing, processing or preparing for disposition and disposing of Collateral and the appointment of the Receiver and the exercise by the Receiver of all or any of the powers granted to it pursuant to this Agreement, including the Receiver’s reasonable remuneration and all outgoings properly payable by the Receiver;

(b)	second, in or toward payment of the Obligations to the Lenders.

Subject to applicable law and the claims, if any, of other creditors of the Debtor, any surplus will be paid to the Debtor.

15. Additional Powers. In addition to the rights and powers provided herein and under the Act, the Agent, the Lenders and the Receiver, as the case may be, shall, upon and during the continuance of a Default, have the following rights and powers upon the security constituted hereby becoming enforceable:

(a)	to demand, sue for and receive any Accounts with or without notice to the Debtor, give effectual receipts and discharges therefor, compromise any which may seem bad or doubtful to the Agent and the Lenders and give time for payment thereof with or without security;

(b)	to take control of any Proceeds arising from Collateral;

(c)	to apply any money taken as Collateral to the satisfaction of the Obligations as the Agent and the Lenders may deem appropriate; and

(d)	to hold as additional security any increase, profits or moneys resulting from Collateral, and apply any such increase, profits or money to the Obligations.

The Debtor acknowledges that, to the extent the Agent, the Lenders or the Receiver has a legal duty to use reasonable care in the custody and preservation of any Collateral in its possession, that duty shall not include, in the case of chattel paper, a security or an instrument, taking any steps to preserve rights against other persons.

In the event that the Security Interests become enforceable, all moneys or any other form of payment received by the Debtor in payment of any Account or any payment on or other proceeds of Collateral received by the Debtor, whether before or after notice of any Security Interest created hereby is given to account debtors, shall be received and held by the Debtor in trust for the Agent and shall be turned over to the Agent upon request.

16. Notice of Disposition. The Debtor shall be entitled to notice of any intended disposition of Collateral, such notice to be given in accordance with the provisions of the Act, except that notice is not required to be given where:

(a)	Collateral is perishable;

(b)	the Agent believes on reasonable grounds that Collateral will decline substantially in value if not disposed of immediately;

(c)	the cost of care and storage of Collateral is disproportionately large relative to its value;

(d)	the Collateral is a security or an instrument that is to be disposed of by sale in an organized market that handles large volumes of transactions between many different sellers and many different buyers;

(e)	the Collateral is money other than a medium of exchange authorized by the Parliament of Canada or the United States;

(f)	a Court so orders; or

(g)	after Default, every person entitled to receive notice consents to the disposition of the Collateral without notice.

17. Copy of Financing Statement. The Debtor hereby expressly waives the right to receive a copy of any financing statement that may be registered by the Agent under the Act, or a copy of the statement confirming the registration of any financing statement, in connection with any Security Interests created under this Agreement, as amended from time to time. The Agent may change any financing statement in its sole discretion at any time without the consent of the Debtor. The Agent shall use reasonable commercial efforts to provide the Debtor with a copy of any financing statement or financing change statement in connection with the Security Interests, but its failure to do so shall not in any way affect or prejudice the validity, enforceability or priority of any of the Security Interests or result in any liability on the part of the Agent or the Lenders.

18. Liability to Advance. Neither the preparation, execution, perfection nor registration of this Agreement or the advance of any moneys shall bind the Lenders to make any advance or loan or further advance or loan or renew any note or extend any time for payment of any indebtedness or liability of the Debtor to the Lenders.

19. Dealing with Security Interests. The Agent and the Lenders may grant extensions of time and other indulgences, take and give up any of the Security Interests, or modify or abstain from perfecting or taking advantage of any of the Security Interests, accept compositions, grant releases and discharges thereof and otherwise deal with the Debtor, debtors of the Debtor, sureties and others and with any of the Security Interests as the Agent and the Lenders may see fit without prejudice to the liability of the Debtor or the right of the Agent and the Lenders to hold and realize upon any of the Security Interests. The Agent and the Lenders shall not be accountable to the Debtor for the value of any of the Security Interests released except for any moneys actually received by the Agent or the Lenders.

20. General. This Agreement shall be a continuing agreement in every respect for the payment of the Obligations and it shall remain in full force and effect until all of the Obligations shall be paid and satisfied in full. In the event any provisions of this Agreement shall be deemed invalid or void by any court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain in full force and effect. All rights and remedies of the Agent and the Lenders set out in this Agreement are cumulative and no right or remedy contained herein is intended to be exclusive but each will be in addition to every other right or remedy contained herein or now or hereafter existing at law, in equity or by statute or pursuant to any other agreement between the Debtor and the Agent or the Lenders that may be in effect from time to time. No delay or omission by the Agent or the Lenders in exercising any right or remedy herein or with respect to the Obligations shall operate as a waiver thereof.

21. Non-Substitution. The Security Interests granted or created under this Agreement are in addition to and not in substitution for any other security now or hereafter held by the Agent or the Lenders.

22. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

23. Notice. Notice may be given to either party in accordance with the Guarantee.

24. Deficiency. If the amounts realized from the disposition of Collateral are not sufficient to pay the Obligations in full, the Debtor will immediately pay to the Agent, as agent for the Lenders, the amount of such deficiency.

25. Appointment of Attorney. The Debtor hereby irrevocably appoints the Agent and any of its managers or acting managers or the Receiver, as the case may be, with full power of substitution for the Agent, at its option, wherever and whenever during the continuance of an Event of Default under the Credit Agreement it may deem necessary or expedient, to be the true and lawful attorney of the Debtor for and in the name of the Debtor to sign, endorse or execute under seal or otherwise any deeds, documents, transfers, cheques, instruments, demands, assignments, assurances or consents that the Debtor is obliged to sign, endorse or execute and generally to use the name of the Debtor and to do all things as may be necessary or incidental to the exercise of all or any of the powers conferred on the Agent or the Receiver, as the case may be, pursuant to this Agreement and to file such financing statements and other documents and do such acts, matters and things (including completing and adding Appendices hereto identifying Collateral or any permitted encumbrances affecting Collateral or identifying the locations at which the Debtor’s business is carried on and Collateral and records relating thereto are situate all in accordance with the Credit Agreement) as the Agent may deem appropriate to perfect and continue the Security Interests, to protect and preserve Collateral and to realize upon the Security Interests.

26. Set-Off. Without limiting any other right of the Agent or the Lenders, whenever the security constituted hereby has become enforceable the Agent may, in its sole discretion, set off against the Obligations any and all moneys then owed to the Debtor by the Agent or the Lenders in any capacity, whether or not due, and the Agent shall be deemed to have exercised such right to set-off immediately at the time of making its decision to do so even though any charge therefor is made or entered on the Agent’s records subsequent thereto.

27. No Merger. This Agreement shall not operate so as to create any merger or discharge of any of the Obligations, or any assignment, transfer, guarantee, lien, contract, promissory note, bill of exchange or security interest of any form held or which may hereafter be held by the Agent or the Lenders from the Debtor or from any other person whomsoever. The taking of a judgment with respect to any of the Obligations will not operate as a merger of any of the covenants contained in this Agreement.

28. Assignment. Each Lender may, in accordance with the terms and conditions of the Credit Agreement, at any time assign all Security Interests granted or created hereunder, or any interest in this Agreement and the Security Interests granted or created hereunder, to any person. The Debtor expressly agrees that the Assignee (as defined in the Credit Agreement) shall have all of such Lender’s rights and remedies under this Agreement.

29. Satisfaction and Discharge. Any partial payment or satisfaction of the Obligations, or any ceasing by the Debtor to be indebted to the Agent or the Lenders, shall be deemed not to be a redemption or discharge of this Agreement. The Debtor shall be entitled to a release and discharge of this Agreement upon full payment and satisfaction of all Obligations and upon written request by the Debtor and payment to the Agent of all reasonable discharge fees, costs, charges, expenses and legal fees and disbursements (as between solicitor and own client) incurred by the Agent and the Lenders in connection with the Obligations and such release and discharge.

30. Liability of Agent. The Agent shall not be responsible or liable for any debts contracted by it, for damages to persons or property or for salaries or non-fulfilment of contracts during any period when the Agent shall manage Collateral upon entry as herein provided, nor shall the Agent be liable to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or for any default or omission for which a mortgagee in possession may be liable. The Agent shall not be bound to do, observe or perform or to see to the observance or performance by the Debtor of any obligations or covenants imposed upon the Debtor nor shall the Agent, in the case of securities, instruments or chattel paper, be obliged to preserve rights against other persons, nor shall the Agent be obliged to keep any of the Collateral identifiable. The Debtor hereby waives any applicable provision of law permitted to be waived by it which imposes higher or greater obligations upon the Agent than herein stated.

31. Enurement. This Agreement shall enure to the benefit of the Agent, the Lenders and their successors and permitted assigns, and shall be binding upon the successors and permitted assigns of the Debtor.

32. Time of the Essence. Time is of the essence of the Debtor’s obligations under this Agreement.

33. Acknowledgement. The Debtor hereby acknowledges receiving a copy of this Agreement.

IN WITNESS WHEREOF the Debtor has executed this Agreement as of the date first written above.

P&T FINANCE TWO LIMITED PARTNERSHIP
by its General Partner
PENN TIMBER, INC.

By:	/s/ Gerald L. Brickey
Name: Gerald L. Brickey
Title: Secretary

By:	/s/ John Shepherd
Name: John Shepherd
Title: Assistant Secretary

SCHEDULE 12

FINANCE LP DISTRIBUTION AGREEMENT

THIS AGREEMENT dated as of the 1st day of January, 2004.

AMONG:

THE TORONTO-DOMINION BANK, in its capacity as Administration Agent under the Credit Agreement (as herein defined)

OF THE FIRST PART

AND:

P&T FINANCE TWO LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia

OF THE SECOND PART

AND:

P&T FINANCE ONE LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia

OF THE THIRD PART

AND:

PENN TIMBER, INC., a corporation formed under the laws of the State of Oregon

OF THE FOURTH PART

WHEREAS:

A. The Borrowers have entered into the Credit Agreement with the Administration Agent and the Lenders, pursuant to which the Lenders have provided certain credit facilities to the Borrowers;

B. Penn Timber and Finance One LP are the sole general partner and the sole limited partner, respectively, of Finance LP, and each of Finance LP, Finance One LP, Penn Timber and the Borrowers is, indirectly, a wholly-owned Subsidiary of Pope & Talbot, Inc.;

C. It is a condition of the Lenders’ agreement to effect certain amendments to the Credit Agreement as requested by the Borrowers that Finance LP, Penn Timber and Finance One LP enter into this Agreement with the Administration Agent to establish certain restrictions on the ability of Finance LP to make Distributions to its Partners, all on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and of the sum of $10.00 now paid by the Administration Agent to the other parties hereto (the receipt and sufficiency of which are hereby acknowledged by each party hereto) and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms.

In this Agreement (including the recitals), the following terms have the following meanings:

(a)	“Administration Agent” means The Toronto-Dominion Bank as Administration Agent under the Credit Agreement, and its successors and assigns permitted by the Credit Agreement.

(b)	“Borrowers” means Pope & Talbot Ltd. and P&T Funding Limited Partnership as Borrowers under the Credit Agreement, and their successors and assigns permitted by the Credit Agreement.

(c)	“Credit Agreement” means the amended and restated credit agreement dated as of June 6, 2003 between the Borrowers, Mackenzie Pulp Land Ltd. as Guarantor, the Lenders and the Agent, as amended by amending agreements dated July 23, 2003, October 30, 2003 and December 19, 2003, and as the same may be further amended, modified, supplemented or restated from time to time (including without limitation any amendment, modification, supplement or restatement which increases the principal amount outstanding or available thereunder).

(d)	“Distribution” means any of:

(i)	any payment, dividend, return of capital, distribution of income or other distribution on or in respect of partnership units or interests issued by Finance LP, other than by the issuance of additional partnership units or interests that do not constitute Indebtedness of Finance LP;

(ii)	any purchase, redemption, retraction or other acquisition by Finance LP of any partnership units or interests, other than by the issuance of other partnership units or interests that do not constitute Indebtedness of Finance LP;

(iii)	any consulting, licensing, management or administration fee or charge or any similar fee or charge paid or payable to any Partner or any Affiliate of any Partner, other than any such payment made in the ordinary course of business of Finance LP in respect of goods or services provided on terms and conditions no less favourable to Finance LP than would apply in a similar transaction entered into with an arm’s length party; and

(iv)	any payment by Finance LP on account of any principal of any loans or advances owed by Finance LP to any Partner or any Affiliate of any Partner.

(e)	“Finance LP” means P&T Finance Two Limited Partnership, a limited partnership formed under the laws of the Province of British Columbia, and its successors and assigns.

(f)	“Finance One LP” means P&T Finance One Limited Partnership, a limited partnership formed under the laws of the Province of British Columbia, and its successors and assigns.

(g)	“Lenders” means the Lenders under the Credit Agreement, and their successors and assigns permitted by the Credit Agreement.

(h)	“Lender Obligations” means, collectively:

(i)	all payment obligations (whether at stated maturity or otherwise, by acceleration or otherwise) of the Borrowers under the Credit Facilities, whether for principal, interest, fees, expenses, indemnity or otherwise;

(ii)	all covenants and other obligations of each of the Borrowers on their part to be performed or observed under the Credit Agreement; and

(iii)	all obligations of each of the Borrowers to the Lenders under Treasury Contracts (including Treasury Contract Breakage Costs).

(i)	“Partners” means Penn Timber and Finance One LP, and any successor or additional general or limited partners of Finance LP from time to time.

(j)	“Penn Timber” means Penn Timber, Inc., a corporation formed under the laws of the State of Oregon, and its successors and assigns.

1.2 Incorporation of Definitions in Credit Agreement.

All initially capitalized terms used in this Agreement which are not defined in Section 1.1 have the respective meanings ascribed to such terms in the Credit Agreement.

ARTICLE 2

DISTRIBUTIONS TO PARTNERS

2.1 Restriction on Distributions.

Except as otherwise expressly provided in Section 2.2, Finance LP shall not make and shall not be entitled to make and the Partners shall not accept and shall not be entitled to accept any Distribution, whether in the form of cash, property or otherwise.

2.2 Permitted Distributions.

Notwithstanding Section 2.1, Finance LP may make a Distribution to its Partners, and the Partners may receive a Distribution from Finance LP, provided in each case that no Default has occurred and is continuing as at the date of such Distribution and that any such Distribution would not constitute or result in a Default or Event of Default.

2.3 Effect of Non-Compliance.

In the event any Distribution is made to or received by a Partner in contravention of this Agreement, such Partner shall hold the proceeds of such Distribution in trust for the Lenders and shall forthwith deliver the proceeds of such Distribution to the Administration Agent. Any action taken or thing done by Finance LP or a Partner in contravention of this Agreement shall be null and void and of no effect.

ARTICLE 3

GENERAL

3.1 Assignment.

Any assignee (to the extent permitted by the Credit Agreement) of or successor to the Administration Agent, a Lender, Finance LP or the Partners, or any new Partners from time to time, shall, without the need for any further document, be entitled to the rights and benefits of the assignor or predecessor pursuant to this Agreement, and shall be deemed to have agreed with and shall be obligated to comply with this Agreement. At the request of the Administration Agent, any of the parties to this Agreement or any successor or assignee of any of the parties to this Agreement or any new Partner shall execute an instrument in form satisfactory to the parties, acting reasonably, confirming and acknowledging that the provisions of this Agreement continue to apply in favour of the Administration Agent and the Lenders.

3.2 Representation by Finance LP and Partners.

Finance LP and each of the Partners represents and warrants to the Administration Agent and the Lenders that all necessary action, corporate, partnership or otherwise, has been taken to authorize the execution, delivery and performance of this Agreement by Finance LP and each of the Partners, and this Agreement has been duly authorized, executed and delivered by Finance LP and each of the Partners and constitutes a legal, valid and binding obligation of Finance LP and each of the Partners.

3.3 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

3.4 Notices.

All notices and communications provided for hereunder shall be in writing and sent by facsimile transmission, by first class United States or Canadian mail (with charges prepaid) or by a recognized overnight delivery service (with charges prepaid). Any such notice shall be addressed:

(a)	if to the Administration Agent:

The Toronto-Dominion Bank, as Agent

Royal Trust Tower

77 King Street West, 18th Floor

Toronto, Ontario

M5K 1A2

Attention: Vice President, Loan Syndications - Agency

Facsimile: (416) 982-5535

(b)	if to Finance LP or the Partners:

c/o Pope & Talbot, Inc.

1500 S.W. First Avenue

Portland, Oregon

97261

Attention: Vice President and Chief Financial Officer

Facsimile: (503) 220-2727

or at such other address as any party shall have specified to the other parties by notice duly given in accordance with this Section 3.4. Notices under this Section 3.4 will be deemed given only when actually received.

3.5 Amendments.

This Agreement may not be amended or modified, and no provision of this Agreement may be waived, except by an agreement in writing signed by the Administration Agent, on behalf of the Lenders, Finance LP and the Partners.

3.6 Benefits of Agreement Restricted.

Nothing herein expressed or implied is intended or shall be construed to give anyone other than the Administration Agent, on behalf of the Lenders, Finance LP and the Partners, and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect hereof or the benefit of any covenant, condition or provision contained herein; and all such covenants, conditions and provisions are and shall be held to be for the sole and exclusive benefit of the Administration Agent, on behalf of the Lenders, Finance LP and the Partners and their successors and permitted assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.7 Non-Impairment of Lenders’ Rights.

The Lenders may extend, renew, modify or increase the Lender Obligations owing to them or amend or waive any terms of the Credit Agreement or the other Credit Facility Documents or release, sell or exchange any of the other Credit Facility Documents or any property or assets subject to a Lien under any of the Security Documents, and may otherwise deal freely with the Borrowers and the Restricted Subsidiaries, all without affecting the liabilities and obligations of Finance LP and the Partners hereunder.

3.8 Remedies for Breach.

Each of the parties hereby agrees that all covenants, provisions and restrictions contained herein are necessary and fundamental and that a breach of any such covenant, provision or restriction would result in damages that could not adequately be compensated by monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available to it including, without limitation, any action for damages, the Administration Agent and the Lenders shall be entitled to the immediate remedy of a restraining order, interim injunction, injunction or other form of injunctive or other relief as may be decreed or issued by any court of competent jurisdiction to restrain or enjoin such party from breaching any such covenant, provision or restriction.

3.9 Severability.

Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion hereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including herein any such part which may, for any reason, be hereafter declared invalid or unenforceable.

3.10 Duplicate Originals Execution In Counterpart.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

3.11 Term of the Agreement.

This Agreement shall remain in full force and effect until a written agreement of the parties to the contrary is entered into or until such time as all the Lender Obligations are satisfied and indefeasibly paid in full and the Lenders have no further obligations or commitments to the Borrowers under the Credit Agreement.

3.12 Entire Agreement.

This Agreement constitutes the entire agreement between the parties in respect of the subject matter hereof.

3.13 Further Assurances.

Each of the parties hereto shall from time to time execute and deliver such further documents and do such further acts or things as may from time to time be necessary to carry out the full intent and purpose of this Agreement and each part thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE TORONTO-DOMINION BANK
as Administration Agent

Per:	/s/ Joe Cavanaugh
Authorized Signatory

P&T FINANCE TWO LIMITED PARTNERSHIP, by its General Partner
PENN TIMBER, INC.

Per:	/s/ Gerald L. Brickey
Authorized Signatory

Per:	/s/ John Shepherd
Authorized Signatory

P&T FINANCE TWO LIMITED PARTNERSHIP, by its General Partner
PENN TIMBER, INC.

Per:	/s/ Gerald L. Brickey
Authorized Signatory

Per:	/s/ John Shepherd
Authorized Signatory

PENN TIMBER, INC.

Per:	/s/ Gerald L. Brickey
Authorized Signatory

Per:	/s/ John Shepherd
Authorized Signatory